HANG FUNG GOLD TECHNOLOGY LIMITED
                (Incorporated in Bermuda with limited liability)

                          INTERIM RESULTS ANNOUNCEMENT
                  FOR THE SIX MONTHS ENDED 30TH SEPTEMBER, 2002

The Directors of Hang Fung Gold Technology Limited (the ompany is pleased to announce the unaudited consolidated results of the Company, its subsidiaries and associates (the roup for the three months ended 30th June, 2002 and 30th September, 2002, and for six months ended 30th September, 2002 together with comparative figures for the corresponding periods in 2001 as follows:

CONSOLIDATED INCOME STATEMENTS


                                               (Unaudited)              (Unaudited)                (Unaudited)
                                          Three months ended          Three months ended          Six months ended
                                              30th June,               30th September,            30th September,
                                         ----------------------     ----------------------      -------------------
                                Note         2002         2001         2002          2001         2002         2001
                                           HK$ 00       HK$ 00       HK$ 00        HK$ 00       HK$ 00       HK$ 00
                                           -------      -------      -------       -------      -------      ------

Turnover                          2       402,253      327,617      468,007       290,536      870,260      618,153
Cost of sales                            (327,722)    (279,592)    (390,484)     (247,398)    (718,206)    (526,990)
                                       -----------   ----------   ----------   -----------   ----------   ----------

Gross profit                               74,531       48,025       77,523        43,138      152,054       91,163
Selling, distribution and                 (32,304)      (5,385)     (25,233)       (6,264)     (57,537)     (11,649)
   marketing expenses
General and administrative                (23,745)     (19,598)     (26,202)      (16,829)     (49,947)     (36,427)
   expenses
                                       -----------   ----------   ----------   -----------   ----------   ----------

Profit from operations                     18,482       23,042       26,088        20,045       44,570       43,087
Interest income                             1,423        2,264        1,533         2,361        2,956        4,625
Interest expense                           (5,302)      (6,525)      (6,598)      (10,751)     (11,900)     (17,276)
Share of losses of associates              (3,780)      (2,886)      (3,081)       (2,745)      (6,861)      (5,631)
   and provision against
   advance to an associate
                                       ----------   ----------   ----------   -----------   ----------   ----------

Profit before taxation            3        10,823       15,895       17,942         8,910       28,765       24,805
Taxation                          4       (1,100)       (2,200)      (2,100)         (200)      (3,200)      (2,400)
                                       ----------   ----------   ----------   -----------   ----------   ----------

Profit attributable to                      9,723       13,695       15,842         8,710       25,565       22,405
   shareholders                        ==========   ==========   ==========   ===========   ==========   ==========

Dividend  interim                                                                                    -            -
                                                                                             ==========  ==========

Earnings per share                5
 - Basic                                                                                     0.476cent    0.420cent
                                                                                             ==========   ==========

 - Diluted                                                                                   0.473cent    0.417cent
                                                                                            ==========   ==========

Notes:1.    Basis of preparation
       The interim financial report for the period ended 30th September, 2002 is unaudited and has been prepared in accordance with the requirements of the Rules Governing the Listing of Securities (the isting Rules on The Stock Exchange of Hong Kong Limited, including compliance with Statement of Standard Accounting Practice No. 25 nterim Financial Reporting issued by the Hong Kong Society of Accountants.

       The principal accounting policies and methods of computation used in the preparation of the interim financial report are consistent with those in annual accounts for the year ended 31st March, 2002.

2.   Segment information

a.   Business segments

     The Group is organised into two operating units: (i) wholesaling, trading and retailing of gold products, other precious metal products and jewellery products; and (ii) investment holding.

     An analysis by business segment is as follows:

                                 Six months ended 30th September, 2002
                                 ---------------------------------------------
                                   Wholesaling,     Investment     Total
                                   trading and      holding
                                    retailing
                                 --------------    -----------    ------------
                                     HK$ 00         HK$ 00         HK$ 00

Turnover

Sales to external customers         870,220            40           870,260
                                 ==============    ===========    ============

Operating results

   Segment results                  45,473         (7,764)           37,709
                                 ==============    ===========

Interest income                                                       2,956
Interest expense                                                    (11,900)
Taxation                                                             (3,200)
                                                                  ------------

   Profit attributable to shareholders                               25,565
                                                                  ============

                                 Six months ended 30th September, 2001
                                 ---------------------------------------------
                                 Wholesaling,    Investment     Total
                                 trading and     holding
                                 retailing
                                 ------------    -----------    --------------
                                     HK$ 00      HK$ 00         HK$ 00

Turnover

Sales to external customers      617,741             412          618,153
                                 ============    ===========    ==============

Operating results

   Segment results                43,133          (5,677)         37,456
                                 ============    ===========

Interest income                                                    4,625
Interest expense                                                 (17,276)
Taxation                                                          (2,400)
                                                                --------------

   Profit attributable to shareholders                            22,405
                                                                ==============


b.   Geographical segments

     The Group activities are conducted predominantly in Hong Kong, Mainland China, Southeast Asia, the United States of America, Europe and others. An analysis by geographical segment is as follow:

                                     Turnover              Segment results
                                 Six months ended         Six months ended
                                 30th September,          30th September,
                                 2002        2001         2002        2001
                                   HK$ 00    HK$ 00       HK$ 00      HK$ 00

Hong Kong / Mainland China      707,449     403,550      24,048       14,181
Southeast Asia                   77,950      98,875         507        5,164
The United States of America     41,744      46,392       5,697        8,454
Europe                           41,598      39,067       7,341        8,682
Others                            1,519      30,269         116          975

                                 ---------- --------     --------    -----------
Total                            870,260    618,153      37,709       37,456
                                 ========== ========     ========    ===========


Turnover by geographical location is determined on the basis of the destination of shipment of merchandise.

3.     Profit before taxation

Profit before taxation is arrived at after charging:
                                                        Six months ended
                                                         30th September,
                                                      2002             2001
                                                   HK$'000          HK$'000

       Depreciation of fixed assets                 41,770           47,434
                                                   ========         ========

4.     Taxation
       Taxation in the consolidated income statements consisted of:
                                                 Six months ended
                                                  30th September,
                                          2002                      2001
                                       HK$'000                   HK$'000

       Hong Kong profits tax             3,200                     2,400
                                        =======                   =======

       The Company is exempted from taxation in Bermuda until 2016. Hong Kong profits tax has been provided at the rate of 16% (2001: 16%) on the estimated assessable profit arising in or derived from Hong Kong. No Mainland China tax has been provided as the Group had no taxable profit subject to such tax during the period.
       There was no significant unprovided deferred taxation as at 30th September, 2002.

5.     Earnings per share

The calculation of basic earnings per share is based on the consolidated profit attributable to shareholders of approximately HK$25,565,000 (2001:
HK$22,405,000) and on the weighted average number of approximately 5,374,676,066 shares (2001: 5,332,000,000 shares) in issue during the period.

The calculation of diluted earnings per share is based on the consolidated profit attributable to shareholders of approximately HK$25,565,000 (2001:
HK$22,405,000) and on the weighted average number of approximately 5,399,350,203 shares (2001: 5,369,392,687 shares) in issue, after adjusting for the effects of all dilutive potential shares. The effect of the dilutive potential shares resulting from the exercise of the outstanding employee share options on the weighted average number of shares in issue during the period was approximately 24,674,137 shares (2001: 37,392,687 shares), which were deemed to have issued at no consideration if all outstanding employee share options had been exercised on the date when the employee share options were granted.

INTERIM  DIVIDEND

The Directors do not recommend the payment of an interim dividend in respect of the six months ended 30th September, 2002 (2001: Nil).

MANAGEMENT DISCUSSION AND ANALYSIS

ResultsFor the six months ended 30th September, 2002, turnover for the Group increased by 40.8% to HK$870.2 million (2001: HK$618.2 million). Profit from operations amounted to HK$44.6 million (2001: HK$43.1 million) while profit attributable to shareholders was HK$25.6 million (2001: HK$22.4 million).

Increase in turnover was mainly due to the contribution from the 3D-GOLD Tourism Exhibition Hall and the growth of the Group business in Mainland China and Hong Kong. The gross profit margin increased from 14.7% in 2001 to 17.5% in the reporting period, largely contributed from increase of sales in retail business which is of higher profit margin. Gross profit amounted to HK$152.1 million (2001: HK$91.1 million).

Coupled with the expansion of retail business, the Group continued to increase its promotion costs for the D-GOLD and a Milky Way products and brands in the period under review. As a result, the selling, distribution and marketing expenses now accounted for 6.6% of total turnover, as compared with 1.9% in 2001. Management believes that such an investment will enhance the Group's brand value to sustain overall profitability in the long term. General and administrative expenses also showed an increase from HK$36.4 million in 2001 to HK$49.9 million in the 2002 period, along with the general expansion in business volume of the Group. Its ratio as a percentage of total turnover, however, slightly dropped down to 5.7% (2001: 5.9%). Following the lowering of interest rate, interest expenses of the Group decreased from HK$17.2 million in the first half year in 2001 to HK$11.9 million in 2002.

Profit attributable to shareholders has attained a growth of 14.1% to HK$25.6 million for the six months ended 30th September, 2002 (2001: HK$22.4 million).

Business ReviewMainland China and Hong Kong remains as the Group's largest market. For the six months ended 30th September, 2002, the Mainland China and Hong Kong market accounted for 81.3% of the Group's total turnover and generated HK$707.4 million in sales. Compared with same period last year, sales in Mainland China and Hong Kong grew by 75.3% in 2002. The upsurge in total sales of Mainland China and Hong Kong was mainly due to:

(1) enhanced popularity of the Group's products and more extensive market recognition of the Group's brands in Mainland China and Hong Kong;

(2) expansion of distribution network for retail business by - (a) increasing the number of D-GOLD and a Milky Way franchised retail outlets in Mainland China; (b) establishment of more sales outlets in large department stores and shopping malls in Hong Kong for selling products under the brand name D-GOLD and a Milky Way

(3) substantial increase of tourists visiting the Group's D-GOLD Tourism Exhibition Hall and

(4) the growing demand for luxurious brand name gold and jewellery products in Mainland China, which was resulted from the country's steady economic growth.

For the six months ended 30th September, 2002, contribution to the Group's total turnover from overseas markets were respectively 9.0% for Southeast Asia, 4.8% for Europe, 4.8% for the United States of America and 0.2% for others. The total sales in these overseas markets dropped by 24.1% to HK$162.8 million (2001:
214.6 million), following the weakening global economy in the reporting period.

Future Prospects

In October 2002, the Group announced the Grand Opening of the extension of D-GOLD Tourism Exhibition Hall in Hunghom. The new extension provides an additional 30,000 square feet of retail space to host the ever increasing number of visitors. Now, the D-GOLD Tourism Exhibition Hall has more capacity to serve its customers and become a famous tourist spot in Hong Kong. With the HKSAR Government's policies in promotion of Hong Kong tourist industry and the relaxation of Mainland citizens visiting Hong Kong, management is confident that the Hall will continuously bring in more and more retail business to the Group in the coming years. The Group is also researching the possibility of setting up D-GOLD Tourism Exhibition Hall with different themes in Macau and in other major cities in Mainland China to further enhance its success in tourism business.

In Mainland China, the Group continues to expand its retail network for D-GOLD and a Milky Way branded products as planned, and has opened a number of new franchised retail outlets during the reporting period. Demand from customers for the Group's branded products is promising. As market potential in Mainland China is enormous, growth in sales revenue for the Group is expected in parallel with the establishment of new franchised retail outlets.

Liquidity and Financial Resources

As at 30th September, 2002, the Group
maintained an aggregate banking facilities of HK$586,745,000 (31st March, 2002:
HK$475,277,000), of which HK$51,337,000 (31st March, 2002: HK$32,783,000) had not been utilised. The Group primarily uses its internally-generated cashflow and banking facilities to finance its operations and business developments. Management is of the view that the Group has sufficient funding for such purposes. Interest on bank borrowings is charged at commercial lending rates to the Group. Certain assets of the Group have been pledged to banks for such banking facilities.

The Group's gearing ratio as at 30th September, 2002 (ratio of aggregate bank borrowings to equity) was 0.93 (31st March, 2002: 0.79). Additional bank borrowings were raised by the Group to fund the business expansion during the period.

AUDIT COMMITTEE

The Audit Committee has reviewed with management the accounting principles and practices adopted by the Group and discussed auditing, internal control and financial reporting matters including the review of the Group's unaudited interim results for the six months ended 30th September, 2002.

CODE OF BEST PRACTICE
In the opinion of the Directors, the Company has complied with the Code of Best Practice as set out in Appendix 14 to the Listing Rules throughout the six months ended 30th September, 2002, except that the independent non-executive directors of the Company are not appointed for specific terms but are subject to retirement by rotation at annual general meeting in accordance with the Company's By-Laws.

PUBLICATION OF INTERIM RESULT ON THE STOCK EXCHANGE'S WEBSITE
All the information required by paragraphs 46(1) to 46(6) of Appendix 16 to the Listing Rules will be published on the website of The Stock Exchange of Hong Kong Limited in due course.

                                                  By Order of the Board
                                                     Lam Sai Wing
                                                      Chairman

Hong Kong, 21st November, 2002